UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 20, 2008

Jingwei International Limited
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-122557	20-1970137
(Commission File Number)	(IRS Employer Identification No.)

Room 1605, Tianan Hi-Tech Plaza Tower A, Tianan Cyber Park,
Futian District,
                                              Shenzhen, PRC 518040
(Address of principal executive offices and zip code)

                                                                        +86 1085251198
(Registrant’s telephone number including area code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 20, 2008, Mr. Guoqing Lou resigned as a director of Jingwei International Limited (the “Company”).  There were no disagreements between Mr. Lou and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.

Effective as of January 1, 2009, the Board of Directors of the Company by unanimous written consent appointed Professor Wenhuang Liu as a director of the Company to fill the vacancy created by the resignation of Mr. Lou.

Professor Wenhuang Liu is a professor in the Department of Automation and an Associate Director of the National CIMS Engineering Research Center. He is also the dean of the Graduate School at Tsinghua University in Shenzhen. Professor Liu was a visiting scholar at the University of Colorado at Boulder from 1986 to 1988. After returning to China, he has been working in applied research areas covering CRM, electronic commerce, web data mining, decision support, Computer Control system and Computer Integrated Manufacturing Systems. Professor Liu is an authoritative researcher in data mining and has published numerous papers focusing in the area of application of data mining in banking, customer services, demographics, web searching, and retail industry.  Professor Liu graduated from the Department of Electrical Engineering of Tsinghua University in 1970.

Professor Liu has not been appointed to serve on any of the Board’s committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JINGWEI INTERNATIONAL LTD.

By:	/s/ Du Jiang Guo
Name:	Du Jiang Guo
Title:	Chairman

Dated: January 23, 2009